Building B, #439, Jinyuan Ba Lu, Jiangqiao Town, Jiading District, Shanghai, 201812, China

Website: www.coffeepacifica.com

April 15, 2013

PRIVATE & CONFIDENTIAL

Mr. David L. Kugelman

Atlanta Capital Partners, LLC

507 North Little Victoria Road

Woodstock, GA 30189

Dear David;

RE: ENGAGEMENT FOR INVESTOR RELATIONS SERVICES

This letter agreement (the “Agreement”) sets forth the services to be provided by Atlanta Capital Partners, LLC, a corporation organized and existing under laws of the State of Georgia, USA (“Consultant”) to DTS8 Coffee Company, Ltd. (the “Company”) and the terms and conditions under which such services shall be performed (the “Engagement”).

1. Engagement. Subject to the terms set forth herein, the Company hereby engages Consultant as the Investor Relations consultant of the Company and Consultant hereby accepts the position of Investor Relations Consultant effective as of April 15, 2013 (the “Effective Date”).

2. Duties. Consultant will perform such duties customarily performed by the Investor Relations and such other duties as reasonably requested by the Company in performance of the investor related services. These duties will include answering investor enquires and providing information about the Company that is in the public domain, weekly report of the telephone call received and made and supplying and maintaining 1-800 telephone service. It is understood that Consultant has other client responsibilities but that he does not anticipate any significant time conflicts, will not accept any significant new engagements and will devote the time and attention necessary to fulfill these duties to the Company.

3. Term. The term of Consultant’s Engagement hereunder shall commence on the Effective Date and shall continue on an annual basis until terminated by either party upon thirty days prior written notice to the other party.

4. Compensation. The Company shall make payment to Consultant, in advance, three hundred thousand (300,000) restricted Rule 144 shares for the Engagement.

Consultant acknowledges the common shares to be issued pursuant to this Agreement have not been registered under the Securities Act of 1933, and accordingly are “Restricted Securities” within the meaning of Rule 144 of the Act. As such, the shares may not be sold or transferred unless the Company has received an opinion of the Company’s counsel reasonably satisfactory to the Company that such resale or transfer is exempt from the registration requirements of that Act.  Shares issued will bear a

“Restricted Securities Rule 144” legend. In connection with the acquisition of the shares hereunder, Consultant represents and warrants to the Company, to the best of his knowledge, as follows:

a)

Consultant acknowledges that it has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the shares, and any additional information which  Consultant has requested,

b)

Consultant’s investment in restricted securities is reasonable in relation to Consultant’s net worth, which is in excess of ten (10) times Consultant’s cost basis in the shares. Consultant has had experience in investments in restricted and publicly traded securities, and Consultant has had experience in investments in speculative securities and other investments which involve the risk of loss of investment. Consultant acknowledges that an investment in the shares is speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits of this investment without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of his entire investment in the shares. Consultant is an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933.

c)

Consultant is acquiring the shares for Consultant’s own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

5. Expense Reimbursement.  Consultant will be entitled to reimbursement for reasonable out-of-pocket expenses which are approved by the Company in writing prior to been incurred. Payment will only be made upon receipt of original invoices of the expenses incurred.

7. Severance Payment. If the Engagement is terminated either by the Company or Consultant, Consultant shall not be eligible to receive any severance payment.

8. Confidential Information, Rights and Duties.

(a) Consultant specifically agrees that he shall not at any time, either during or subsequent to the term of the Engagement, in any fashion, form or manner, either directly or indirectly, unless expressly consented to in writing by the Company, use, divulge, disclose or communicate to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company, including, but not limited to: the Company’s sales and marketing methods, programs and related data, or other written records used in the Company’s business; the Company’s computer processes, programs and codes; the names, addresses, buying habits or practices of any of its clients or customers; compensation paid to other employees and independent contractors and other terms of any employment or contractual relationships; or any other confidential information of, about or concerning the business of the Company, its manner of operations, or other data of any kind, nature or description. The parties to this Agreement hereby stipulate that, as between them, the above information and items are important, material and confidential trade secrets that affect the successful conduct of the Company’s business and its good will, and that any breach of any term of this section is a material breach of this Agreement. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists or other written and graphic records, and the like, including tangible or intangible computer programs, records and data, affecting or relating to the business of the Company, which Consultant might prepare, use, construct, observe, posses or control, shall be and shall remain the Company’s sole property.

(b) For purposes of this Agreement, the term “confidential information” shall not include any information that: (i) has been made public by the Company (other than by acts of Consultant in violation of this Agreement or other obligation of confidentiality); (ii) Consultant is legally compelled to disclose; provided that Consultant notifies the Company of such proposed disclosure in as far in advance of its disclosure as is practicable and uses their best efforts to obtain assurances that confidential treatment will be accorded to such information; or (iii)is otherwise publicly available other than through disclosure by a party in breach of a confidentiality obligation with respect thereto.

(c) Any wrongful interference with the Company’s business, property, confidential information, trade secrets, clients, customers, employees or independent contractors by Consultant or any of their agents after the term of the Engagement shall be treated and acknowledged by the parties as a material breach of this Agreement.

(d) Consultant’s duties under this Section 8 shall survive termination of the Engagement. Consultant acknowledge that a remedy at law for any breach or threatened breach by Consultant of the provisions of this Section 8 would be inadequate, and Consultant therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

12. General Provisions.

(a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery or duly sent by certified mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed telecopy, to the Company at its primary office location and to Consultant at the following address: 507 North Little Victoria Road, Woodstock Georgia, 30189.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein or therein

(c) Waiver. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(d) Complete Agreement. This Agreement to be effective upon the Effective Date constitute the entire agreement between Consultant and the Company and it is the complete, final, and exclusive embodiment of their agreement and supersedes any prior agreement written or otherwise between Consultant and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and it cannot be modified or amended except in a writing signed by Consultant and the Chief Executive Officer of the Company.

(e) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement or plan.

(f) Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or thereof nor to affect the meaning thereof.

(g) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Consultant and the Company and their respective successors, assigns, heirs, executors and administrators, except that Consultant may not assign any of their duties hereunder and may not assign any of their rights hereunder without the written consent of the Company.

(h) Attorney Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action. In no event, will a party entitled to reimbursement be reimbursed later than six months following the close of the calendar year in which in such action is finally resolved.

(j) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Nevada as applied to contracts excluding the rules on conflicts of law.

If you are in agreement with the terms set forth herein, please read, sign and return a copy of this Agreement to me at the address noted above.

Yours truly,

/s/ Sean Tan

Sean Tan

President & Chief Executive Officer

Read, Accepted and Agreed to:

David L Kugelman

Atlanta Capital Partners, LLC